Exhibit 5.1

CAM C. HOANG

Partner

(612) 492-6109

FAX (612) 677-3694

hoang.cam@dorsey.com

June 6, 2025

Royal Bank of Canada

Royal Bank Plaza

200 Bay Street

Toronto, Ontario, Canada

MSJ2JS

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Royal Bank of Canada, a Canadian chartered bank with its principal place of business in Toronto, Ontario (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), relating to $600 million of deferred compensation obligations of the Company (the “Obligations”) which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of either the Amended and Restated Royal Bank of Canada US Wealth Accumulation Plan effective from and after January 1, 2020 (the “Wealth Accumulation Plan”) or the Amended and Restated Royal Bank of Canada Employee Deferred Advantage Plan effective from and after January 1, 2020 (the “Deferred Advantage Plan” and, together with the Wealth Accumulation Plan, the “Plans”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion set forth below, we have assumed that the Company is a Canadian chartered bank duly organized and validly existing as a Schedule I bank under the Bank Act (Canada). We have assumed that (i) the Plans have been duly authorized by all requisite corporate action by the Company and (ii) the Company has the requisite corporate power to issue the Obligations under the Plans. We have assumed that the authorization of the Plans and the issuance of the Obligations by the Company will not violate or conflict with (i) the charter documents of the Company or any agreement or instrument to which the Company is a party or by which the Company is bound, or (ii) any law of Canada or any rule or regulation of any Canadian governmental authority or regulatory body, or any judgment, order or decree applicable to the Company of any court, governmental authority or arbitrator.

Minnesota Statutes Section 290.371, subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as our opinion relates to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report, or, if not exempt, has duly filed, and will continue to file, all Notice of Business Activities Reports.

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Royal Bank of Canada

June 6, 2025

Furthermore, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We also have assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion as of the date hereof that, when up to $600 million of the Obligations are issued by the Company in accordance with the terms of either the Wealth Accumulation Plan or the Deferred Advantage Plan, the Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights or general equity principles.

In addition, the Wealth Accumulation Plan is designed to be a top-hat plan for the purposes of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The provisions of the written Wealth Accumulation Plan document comply with the ERISA provisions applicable to top-hat plans, and a statement has been filed with the Department of Labor to comply with ERISA reporting and disclosure requirements applicable to top-hat plans. We express no opinion as to whether the Wealth Accumulation Plan is being operated by the Company as a top-hat plan under ERISA, or whether the employees that the Company has deemed eligible to participate in the Wealth Accumulation Plan would constitute a select group of management or highly compensated employees.

Our opinions expressed above are limited to Title I of ERISA and Minnesota law. We express no opinion with respect to the applicability thereto, or the effect thereon, of Canadian law or the laws of any other jurisdiction.

We note that Osler, Hoskin & Harcourt LLP is providing to you an opinion dated as of the date hereof addressing certain matters of Canadian federal and Ontario provincial law with respect to the Company and the Obligations under the Plans.

Royal Bank of Canada

June 6, 2025

We express no opinion as to the matters contained in, or the laws of the jurisdictions addressed by, the opinion of Osler, Hoskin & Harcourt LLP.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such an opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

DORSEY & WHITNEY LLP

CCH/MJV